UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 7, 2023

Invitae Corporation
(Exact name of the registrant as specified in its charter)

Delaware	001-36847	27-1701898
(State or other jurisdiction of	(Commission	(I.R.S. employer
incorporation or organization)	File Number)	identification number)
1400 16th Street, San Francisco, California 94103
(Address of principal executive offices, including zip code)
(415) 374-7782
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.0001 par value per share	NVTA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.
As previously disclosed, Invitae Corporation (the “Company”) is exploring a number of options, including, but not limited to, raising capital, asset sales, business and research and development refocusing efforts, capital expenditure and operating expense reductions, and addressing its debt obligations. In connection therewith, on December 8, 2023, the Company obtained the consent of the holder (the “Consenting Holder”) of the requisite aggregate principal amount of its 4.5% Series A Convertible Senior Secured Notes due 2028 (“Series A Notes”) and 4.5% Series B Convertible Senior Secured Notes due 2028 (the “Series B Notes” and together with the Series A Notes, the “Notes”) issued under that certain indenture (as amended, supplemented or otherwise modified from time to time, the “Indenture”), dated as of March 7, 2023, among the Company, subsidiaries of the Company party thereto as guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”) to make certain modifications to the Indenture.
The second supplemental indenture to the Indenture dated as of December 8, 2023 (the “Second Supplemental Indenture”), between the Company and the Trustee and Collateral Agent, among other things, (i) added an ability of the Company and its subsidiaries to dispose of certain assets and business lines, (ii) amended certain terms of the covenants of the Indenture, which amendments substantially reduce the ability of the Company and its subsidiaries to incur indebtedness and liens, make restricted payments and investments, and to dispose of assets and properties, and (iii) requires the Company to enter into a transaction support agreement with the Consenting Holder on terms mutually reasonably agreeable to Company and the Consenting Holder. As consideration for providing the Company with the requisite consent to enter into the Second Supplemental Indenture, the Company paid a fee of $2.1 million to the Consenting Holder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 7, 2023, the Board of Directors (the “Board”) of the Company approved an increase to the size of the Board to nine directors and appointed Ms. Jill Frizzley to fill the new directorship, effective immediately. Ms. Frizzley joins the Board as a Class III director, with a term expiring at the Company’s 2025 annual meeting of stockholders. The Board determined that Ms. Frizzley is independent within the meaning of the New York Stock Exchange’s listing rules. Ms. Frizzley has also been appointed as a member of the Special Committee of the Board.
Ms. Frizzley currently serves as the president of Wildrose Partners LLC, an independent consulting company providing governance and related advisory services to corporations, a position she has held since June 2019. From 2016 through May 2019, Ms. Frizzley served as Counsel at the law firm of Weil, Gotshal & Manges LLP. Ms. Frizzley has served as a director on numerous public and private boards of directors. Currently, Ms. Frizzley has served as a director for Proterra Inc., since August 2023 and iMedia Brands, Inc., since April 2023. She previously served on the boards of directors for the following public companies in the last five years: Virgin Orbit Holdings, Inc., Surgalign Holdings, Inc., Avaya Holdings Corporation, Hudson Technologies, Inc. and Vivus, Inc. Ms. Frizzley holds a BSc degree from the University of Alberta and an LLB degree from the University of Toronto Faculty of Law.
In connection with the appointment of Ms. Frizzley to the Board, Ms. Frizzley and the Company entered into an engagement agreement (the “Engagement Agreement”), pursuant to which Ms. Frizzley agreed to serve as a director on the Board. The Engagement Agreement provides for a fixed monthly cash fee of $40,000, which is payable in advance monthly. The foregoing summary of the Engagement Agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 5.02 by reference.

Other than as described above, Ms. Frizzley does not have any direct or indirect material interests in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, and there are no arrangements or understandings between any of Ms. Frizzley and any other persons pursuant to which she was appointed to the Board.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Engagement Agreement between Jill Frizzley and Invitae Corporation dated December 7, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 11, 2023

INVITAE CORPORATION

By:	/s/ Thomas R. Brida
Name:	Thomas R. Brida
Title:	General Counsel